EXHIBIT 99.1

Broadridge Financial Solutions, Inc. (NYSE:BR)
Q2 2017 Earnings Call
February 08, 2017 8:30 am ET

Executives
W. Edings Thibault - Broadridge Financial Solutions, Inc.
Richard J. Daly - Broadridge Financial Solutions, Inc.
James M. Young - Broadridge Financial Solutions, Inc.

Analysts
David Mark Togut - Evercore Group LLC
Christopher Roy Donat - Sandler O'Neill & Partners LP
Darrin Peller - Barclays Capital, Inc.
Patrick J. O'Shaughnessy - Raymond James & Associates, Inc.
Shane Trow Svenpladsen - Avondale Partners LLC
Operator
Good morning. My name is Kanisha, and I will be your conference facilitator. At this time, I'd like to welcome everybody to the Broadridge Fiscal Year 2017 Second Quarter Earnings Conference Call. As a reminder, this call is being recorded and all lines have been placed on mute to prevent any background noise.

I will now turn the call over to Mr. Edings Thibault, Head of Investor Relations. Please go ahead, sir.
W. Edings Thibault - Broadridge Financial Solutions, Inc.
Thank you. Good morning, everybody, and welcome to Broadridge's second quarter 2017 earnings conference call. Joining me on the call this morning are Rich Daly, our President and CEO; and Jim Young, our Chief Financial Officer. Please note that the earnings release announcing our second quarter results and slides that accompanying this call may be found on the Investor Relations section of broadridge.com.

During today's conference call, we will be making forward-looking statements regarding Broadridge that involve risks. A summary of these risks can be found on the second page of the slides. We encourage participants to refer to our SEC filings, including our Annual Report on Form 10-K for a complete discussion of forward-looking statements and risk factors faced by our business.

We will also be referring to several non-GAAP financial measures, including adjusted operating income, which excludes the impact of the amortization of acquired intangibles and purchased intellectual property as well as certain acquisition and integration expenses associated with the company's acquisition activities. And adjusted EPS, which excludes those same items as well as non-operating expenses on an after tax per share basis. We believe that these non-GAAP measures provide investors with a more complete understanding of Broadridge's underlying operating results. A reconciliation to the comparable GAAP measures can be found in the earnings release and in the earnings presentation.

Let me now turn the call over to Broadridge's President and Chief Executive Officer, Rich Daly. Rich?

Richard J. Daly - Broadridge Financial Solutions, Inc.
Thanks, Edings. Good morning to everyone on our call. I'd like to start this morning off with the highlight section on page four of our presentation slides.

We delivered another solid quarter. Total revenues rose 40% driven by the acquisition of DST's North American Customer Communications business, or NACC, and by 6% organic growth of our recurring fee revenues. We grew our adjusted operating income and adjusted EPS despite a 48% decline in event-driven revenues. We also achieved record Closed sales for the second quarter.

As I noted, our recurring fee revenues grew by 6% on an organic basis. I'm especially pleased by the broad strength and our Net New Business as both our ICS and GTO segments reported solid growth. This is an important indication that our multiple path strategy of broadening our product lineup and deepening our relationships with key clients continues to pay off.
Sales momentum remained strong. We booked a second quarter record $56 million of Closed sales, driven in part by strategic wins for our equity post-trade processing platform and our ICS tax reporting product. Year-to-date sales are up 18% versus 2016 and our pipeline remained strong.
The integration of NACC is going well. We continue to make progress on our digital strategy and remain on track to realize our synergy targets. With five months remaining in fiscal year 2017, we are updating our outlook for the year. We are reaffirming our guidance for recurring fee revenue growth, adjusted EPS growth and Closed sales. We have pared back our outlook for total revenue growth and EPS growth. Jim will share the drivers behind those changes with you later in the call. Lastly, and most importantly, we remain on track to achieve the three-year targets we laid out in fiscal 2015 and remain confident in our long-term ability to grow revenues and earnings.
Now let's turn to page five for a quick recap of our second quarter results. Total revenues rose 40% to $893 million in the second quarter. The acquisition of NACC was the largest contributor to our total revenue growth adding to both recurring revenues and distribution revenues. Recurring revenues rose 34%, driven by the NACC acquisition and also included 6% organic growth.
The positive impact on our adjusted operating income and adjusted EPS of the NACC acquisition and higher recurring revenues were partially offset by a 48% decline in event-driven revenues. I will provide some additional perspective on Broadridge's event-driven revenues in a moment. Adjusted operating income rose 6% to $84 million and adjusted EPS rose 3% to $0.39. Diluted EPS fell 24%, weighed down by the impact of higher integration expenses and increased amortization.
Broadridge set a record with second quarter Closed sales of $56 million. Year-to-date Closed sales of $77 million are up 18% versus 2016. Our second quarter Closed sales included some key strategic deals covering both segments, which I will discuss in a moment. We continue to pursue a balanced capital allocation strategy. During the second quarter, we made investments in our business in the form of capital expenditures and tuck-in M&A, and returned $99 million of capital to shareholders via buybacks and dividends.
Let's turn to slide six for a review of our business. As I noted in my introduction, Broadridge is benefiting from broad momentum across both the ICS and GTO segments, driving solid organic recurring fee revenue growth of 6% in the second quarter and 5% for the first six months of fiscal 2017.
The biggest driver of this growth was the impact of new business. In other words, sales to new clients and additional sales to existing clients, which given Broadridge's 98% retention rate can generate recurring revenues for decades to come. That's encouraging to me, because it reflects the huge effort we have put into transforming Broadridge from a company relying on internal growth, such as the overall growth of proxies, interim statements or trading activity, to one that is more in control of its own destiny, has required investments in broadening and enhancing our product lineup, and strengthening our sales force to expand our client base and deepen our relationships with existing clients.
I am also pleased with the balance of our growth. Both our ICS and GTO businesses delivered 6% growth from Closed sales. When we set out to boost our sales driven growth, we knew we needed to develop a broader product lineup that would give us multiple tasks to sustain consistent growth across both of our segments. The second quarter results are yet another indication that we are making that goal a reality.
Our multiple paths to success strategy also underpins our continuing sales momentum. As I noted earlier, Broadridge set a second quarter record with Closed sales of $56 million, up 15% year-over-year. Included in our strong second quarter sales results were two key strategic deals that I would like to highlight.
The largest and most notable deal we signed was with a Tier 1 global bank to provide a SaaS-based equity, post-trade processing platform. This contract marks another milestone in our strategy of building a global post-trade processing utility and comes on the heels of a contract we announced last summer, with the same institution in which they will consolidate seven fixed-income trading systems worldwide onto a single platform managed by Broadridge. Both of these agreements signal the value that Broadridge's utility model can offer to the largest and most sophisticated global financial institutions.
Also of note was another deal signed with the same client to provide tax reporting services. Building an industry utility for this critical and demanding function has been another one of our investments, and this agreement marks an important step forward in realizing that utility goal. We now have two of the largest broker-dealers on our tax reporting platform and are in active dialogues with several others.
Looking forward, our sales pipeline remains strong and we are on track to achieve our $140 million to $180 million guidance for fiscal 2017 Closed sales. The overall business environment for Broadridge remained stable, which means we are seeing some developments that should be positive for Broadridge and others that may be challenging. That is nothing new for Broadridge. One area that was not strong for Broadridge in the second quarter was our event-driven fee revenues. Event-driven revenues make up a small part of our overall revenue base, but their quarter-to-quarter variability can have an impact on the comparability of our results in any given quarter.
As many of you know, the timing of these revenues is driven in large part by the timing of mutual fund fundholder meetings, which for the average fund take place every seven-or-so years depending on the fund manager. We are anticipating a higher level of activity in calendar 2017 based on our dialogues with several large mutual fund managers. Even when we have some visibility, the exact timing of these revenues can be difficult to predict. Our current thinking is that much of this activity could fall later in the year or in Broadridge's fiscal 2018 rather than in fiscal 2017 as we had earlier forecast.
Separately, equity trading volumes picked up in the second quarter with our GTO business seeing an 11% increase in equity internal trade growth. Approximately one-third of our GTO revenues are tied directly or indirectly to changes in trading volume, so these volumes did contribute to our GTO revenue growth. Stock record growth, an important metric measuring proxy volumes and a good indicator for revenue growth increased 4% in the second quarter. Keep in mind, that the second quarter volumes account for less than 10% for the full year, but the 4% figure is in line with our full year expectations.
The outlook for mutual fund interim volumes remains uncertain. Despite starting the quarter on a positive note, mutual fund interim record growth rose only 1% for the quarter. Fund flows into mutual fund and ETFs turned positive during the quarter, but remain volatile, and we are forecasting only modest mutual fund interim growth over the remainder of fiscal 2017, rather than to rebound to the mid-to-high single-digit growth rates we have seen in recent years.
It is clear that asset managers remain under pressure as low-cost ETFs continue to take share from traditional funds. This trend is putting pressure on our asset manager clients' bottom lines. One of the ways we can help our clients meet this challenge is by further reducing the communications costs of servicing the assets they manage. We are working hard to leverage the digital assets Broadridge has developed, including those acquired with NACC to enable mutual funds to expand their digital communications with fundholders, reducing the need for more costly physical mailings. Our digital offering will remain a critical differentiator as Broadridge continues to move forward.
Speaking of digital communications, our integration of NACC remains very much on track. On the digital side, we are working hard to expand our pipeline of new customers for our multi-channel platform and expanding our relationships with key consumer-facing cloud providers. We are also beginning to onboard existing client's content, so they will have the capability to deliver an enhanced customer communication at a much lower total cost through the Broadridge Communications Cloud for the more than 2 billion annual communications they now send out.
Beyond the benefits that NACC is providing to our digital strategy, we are also making progress on delivering bottom line improvement. We have now taken tangible steps to realize more than 50% of our $20 million of targeted synergies. These steps should start to deliver modest savings over the next few months and we are on track to realize our full synergy target by the end of fiscal year 2019.
Normally, I close this section with an update on recent regulatory events, but clearly the change in administration has dominated the headlines, primarily for activities unrelated to Broadridge. One notable development has been the nomination of Jay Clayton to Chair the SEC. President Trump's nominee has deep capital markets experience, and we look forward to learning more about his priorities and how we can help advance them.
Let me now turn the call over to Jim for an update on our financials.
James M. Young - Broadridge Financial Solutions, Inc.
Thanks, Rich, and good morning, everyone. In my prepared remarks I'll provide additional details about our growth drivers and comment on Broadridge's operating income and margin performance. I will also provide a brief update about our capital deployment in the second quarter. Finally, I will walk through the drivers behind our updated 2017 guidance.
Before I get started, let me remind you that the second quarter, like the first, has historically been a smaller revenue quarter accounting for just over 20% of the annual total in recent years. Similarly adjusted net earnings in the second quarter has historically represented around 12% of the full year. So please keep this in mind as you analyze our results.
First, a quick recap of our results. Second quarter 2017 recurring fee revenues rose 34% to $536 million and total revenues rose 40% to $893 million. Adjusted operating income rose 6% to $84 million and adjusted EPS rose 3% to $0.39 per share. The drivers of our growth are laid out on page seven of the presentation.
As I noted, total revenues grew 40% in the quarter to $893 million. The acquisition of NACC, which occurred on the first day of the fiscal year, was the biggest driver of our total revenue growth, contributing $267 million to our revenues. That acquisition drove the increase in both recurring revenues and distribution revenues. Event-driven fee revenues fell 48% to $30 million from $57 million. This decline caused a 4 point drag in our total revenue growth and it also had an impact on our profit growth, as I will discuss in a moment.
Changes in foreign currency, specifically the weaker Canadian dollar and British pound, lowered our reported revenue growth by 1 percentage point or $6 million. Recurring fee revenues grew 34% to $536 million. Excluding the impact of NACC and other acquisitions, organic recurring fee revenue growth was 6% in the second quarter, up from 3% in the first quarter. The biggest driver of organic growth was the impact of sustained strong Closed sales, which accounted for 7 points of growth, partially offset by 3 points of client losses. With regard to client losses, we still expect the full year to be about 2% as these normal course losses are a bit magnified on the smaller second quarter and first half revenue base. Internal growth contributed 2 points of growth with most of that coming from an increase in trading volumes and other drivers in our GTO segment.
Our year-to-date revenue figures can be found on page eight. Total revenues rose 45% to $1.8 billion with NACC again being the largest driver and with event-driven revenues causing a drag on growth. Recurring fee revenues rose 33% to $1.1 billion. Organic growth contributed 5 percentage points to our recurring fee growth in the first half, with the balance coming from acquisitions, mostly NACC.
Turning to slide nine. Adjusted operating income rose 6% to $84 million in the second quarter. The contribution from NACC and higher recurring fee revenues drove healthy income growth and was partially offset by the decline in event-driven revenues, which have relatively high incremental profit margins.
Adjusted operating income margins declined from 12.5% to 9.4% largely as a result of adding the lower margin NACC business and the decline in event-driven revenues, partially offset by the strong margin performance by the GTO segment. Adjusted EPS rose 3% to $0.39. Our adjusted net earnings were impacted by higher interest expense of $4 million, partially offset by a very modest decline in the number of diluted weighted average shares versus a year ago.
Moving on to slide 10. For the first six months of the year, our adjusted operating income grew by 12% and adjusted EPS rose 6%.
Turning to slide 11, I will discuss the performance of our ICS and GTO segments. ICS revenues rose 50% to $710 million in the second quarter driven largely by the impact of the NACC recurring fee and distribution revenues offset by a decline in event-driven revenues. ICS recurring revenues rose 53% to $334 million. On an organic basis, revenues rose 4%, driven entirely by Net New Business. Internal growth for the ICS segment was neutral in part because Q2 mutual fund and ETF interim record growth remained below historical norms at 1%, while flows into mutual funds and ETFs increased following the election, it is too soon to tell, this will result in a pickup for interim volumes.
On the equity side, stock record growth was 4% in the second quarter, a quarter which typically accounts for less than 10% of the full year. As Rich said, 4% growth is in line with our full year expectations. ICS earnings before taxes fell $28 million to $18 million. The decline in ICS earnings resulted from the year-over-year decline in event-driven revenues, as well as higher amortization expense related to recent acquisitions, including the acquisitions of NACC and the Inveshare intellectual property, which more than offset the impact of the healthy and profitable organic growth of recurring fee revenues.
GTO recurring revenues rose 12% to $202 million, driven by strong internal growth and the continued strength in Net New Business of new deals from last year's record sales continue to be on-boarded. Internal growth was buoyed by an 11% uptick in equity trading volumes that resulted from an increase in trading activity both before and after the presidential election.
Acquisitions add an additional 3 points to the overall revenue growth for the segment. GTO earnings before taxes rose 57% or $17 million to $46 million, driven by the higher revenues and recent efficiency initiatives related to actions, the restructuring charges we took at the end of fiscal year 2016 and highlighted on our August call.
Moving to slide 12, Broadridge generated $65 million in free cash flow in the second quarter. Year-to-date free cash flow was negative. As is the norm for our business, we expect the majority of our free cash flow to come in the second half of the fiscal year and will remain on track to achieve our guidance for full year free cash flow of $350 million to $400 million, inclusive of unusually high capital expenditures.

We continue to deploy our capital in a balanced way in the second quarter. On the investment side, we spent $17 million in CapEx and software investments. We made a tuck-in acquisition of M&O Systems in early November for $25 million. We also returned $99 million to shareholders during the quarter, spending $60 million net of option exercised proceeds to repurchase our shares at an average price of $63.84 and using $39 million for our dividend.
I'm also pleased to note that we took another important step this week to strengthen our capital position and liquidity profile by expanding our revolving credit facility to $1 billion from $750 million and extending the maturity through 2022. This increase reflects Broadridge's growth since our last revolving credit facility transaction in 2014.
Now let's turn to our updated fiscal year 2017 guidance, which can be found on slide 13. First, let me highlight what has not changed. We are reaffirming our full year guidance that we expect recurring fee revenue growth of 29% to 31%, adjusted EPS growth of 12% to 17%, and Closed sales to be in the range of $140 million to $180 million. Other items that have not changed are our expectations for our adjusted operating income margin to be approximately 15% and our forecast for free cash flow remains at $350 million to $400 million.
We have made changes to our guidance for total revenue growth and GAAP EPS growth. We are reducing our guidance for total revenue growth to 40% to 42% from 43% to 45%. The biggest drivers of this reduction to our total revenue guidance are NACC and event-driven activity. The NACC business has experienced lower volumes from a couple of large clients, which have particularly high ratios of distribution to fee revenue and we expect this trend to hold for the balance of the year.
As Rich discussed earlier, the prospects for meaningful mutual fund proxy event-driven activity for calendar year 2017 looks strong. However, our current view is that it is more likely that more of this will fall later in the year during our fiscal year 2018. As such, we now expect event-driven fees to be lower than fiscal year 2016 levels and less than we had previously anticipated. There's also a distribution element to event activity, so it is worth noting that a substantial portion of the expected total revenue shortfall is distribution revenue, which has little margin impact. As a reminder, we are maintaining our recurring fee revenue growth guidance, which is not impacted by event or distribution revenue.
We are also revising our guidance for EPS growth to 2% to 7% from 9% to 14%. The driver of this decline is higher non-cash amortization expense and other expenses related to recent acquisitions, including the acquisition of the technology assets of Inveshare and an update for the near final purchase accounting valuation work for the NACC acquisition, which resulted in a higher value for amortizable and tangible assets. These impacts were quantified and can be found in our non-GAAP reconciliations in the earnings release and at the end of the webcast slides. Again, our guidance for adjusted EPS growth remains unchanged, given that most of these expenses are excluded from our calculation of adjusted EPS. We've also made some changes to our segment guidance to reflect both the changes to our overall revenue outlook, as well as our forecasts for GAAP diluted EPS growth.
So at the halfway point of the year, we are on track to deliver against our key metrics. More importantly, the long-term trajectory remains very health as we sustain and pace our investments and see returns in the form of new sales, new growth opportunities, operating efficiencies and value creation.
With that, I will now hand the call back to Rich for his closing remarks.
Richard J. Daly - Broadridge Financial Solutions, Inc.
Thanks, Jim. Please turn to slide 14 for my closing remarks.
Broadridge delivered another solid quarter. We reported strong top line growth as well as both – I'm sorry. We delivered strong top line growth as both continued adjusted operating income and adjusted EPS growth continued. We also reported 6% organic growth of our recurring fee revenues. Our results highlight our success in delivering sales-led growth rather than being reliant on internal growth to power our top line.
That sales growth is a reflection of our efforts to expand our product line up as part of our multiple paths to success strategy. We achieved record second quarter Closed sales and our pipeline remains very healthy. Our continued sales momentum gives us confidence that we are well-positioned to sustain our sales-led growth going forward. Notably, our growth in GTO is being driven in part by our ongoing investment in our global trade processing management platform.
Investing in our technology has put Broadridge in a better position to serve the largest and most sophisticated global financial institutions, which has been a key element behind the recent strategic wins we have discussed. We have also broadened the asset class and geographic coverage of our solutions. A focus on product leadership is also a key driver of our digital strategy. With asset managers facing pressure from the trends towards passive investments, we intend to continue to deliver solutions that will enable them to lower the communication costs of servicing the assets they manage. Digital is going to be a key part of that.
Last quarter we discussed the importance of blockchain leadership and our proxy business. All of these investments help us build credibility with key clients by giving them the confidence that we will continue to maintain and enhance the value propositions of our products. That confidence is helping us to retain existing clients and win even more business, further positioning Broadridge to continue to grow.
We remain focused on driving value to our shareholders. Our balanced capital allocation policy is designed to enable us to continue to make the investments that drive our long-term growth, including both capital expenditures as well as tuck-in acquisitions while also rewarding our shareholders. All of this highlights the beauty of a low capital intensity model. Our second quarter capital deployment provided a good example of how we approach that balance.
In summary, I am pleased with our results for the second quarter. Our success in building sales-led revenue growth combined with our continuing record sales, reflect the strength of our multiple paths to success strategy. That strategy and our focus on innovation gives me increased confidence of our ability to create meaningful growth and value over the long-term.
Finally, I would like to take this opportunity to thank the more than 10,000 Broadridge associates working around the world to deliver world-class service to our clients. It is their commitment that drives our results and opportunities. Before we move to the Q&A portion of the call, let me remind you that our next quarterly investor lunch will be held as usual at our offices in New York next Tuesday, February 14. That happens to be Valentine's Day. I'm not going to promise any roses, I'll leave that up to Edings. And if you'd like to attend, call Edings for the details.
Kanisha, it's now time to open the Q&A. Kanisha?
Question-and-Answer Session
Operator
Yes. We'll pause for just a moment to compile the Q&A roster. Your first question is from David Togut with Evercore ISI.
David Mark Togut - Evercore Group LLC
Could you talk about NACC more broadly? At the time you made the acquisition, I think, Jim, you indicated that you were expecting some client attrition and that had been built into your pro formas. How is NACC performing relative to your buy plan overall?
James M. Young - Broadridge Financial Solutions, Inc.
Dave, can you repeat just that last part, you broke up?

David Mark Togut - Evercore Group LLC
How is NACC performing relative to your buy plan? At the time you acquired it from DST, I recall you were expecting some client attrition and that was built into your pro formas.
James M. Young - Broadridge Financial Solutions, Inc.
Dave, this is Jim. The business is largely performing in line with our acquisition business case, I would say that fees are relatively close. As I just mentioned, distribution revenues came in a lot lower as the mix of clients and the performance was different than we expected but, as you may know, from that business the distribution revenue is truly pass through. So on an earnings basis, contributing in expectation with our original guidance on this, which is $0.11 to $0.14, we're still expecting that type of contribution for the year. So we're pleased from that standpoint. Integration is going well. In particular, the real prize is achieving those synergies, which we're well on our way, as Rich mentioned. And I think importantly, Rich should comment on the strategic aspects of the deal.
Richard J. Daly - Broadridge Financial Solutions, Inc.
Yeah. So Dave, when we did that separate call on the NACC transaction, we emphasized that it's the overall strategy and the importance of content that we came to realize as we had two years into our digital strategy. The thing that I'm particularly pleased about is that the management integration, we believe, has gone as well as one could ever expect it to go. The teams are working exceptionally well together and I feel very, very good about that.
I also feel very good about where NACC was investing was in making the existing processes far more efficient. So for example, they've got a technology called InFact, which really enables the comingling of content to achieve maximum five-digit postal discounts. And when you're dealing with that kind of volume and that amount of distribution revenue, that makes you a very, very attractive provider. They have also invested heavily on technology to be able to onboard new clients far more effectively. Our technology was very, very focused on the digital capabilities.
For our existing clients, we probably will be able to get them additional efficiencies and postal discounts. For their clients, they are very excited to hear our multi-channel capabilities, which ties back to that press release we did at Money 20/20. And beyond that, in terms of the dialogues we're having about the future, the amount of content we have makes us arguably the most meaningful player that can convert meaningful content to consumers into digital as we go forward.
Now again, that's forward-looking in terms of where we are. In terms of the near-term, we do believe that this is going in line with what our expectations were and we believe that the way the teams are operating, we should still be able to have some success in the marketplace in the traditional model. But again, the key reason we did it was our belief that particularly for our important financial services content, this gives us a far better ability to impact the conversion to digital going forward, very similar to the way we led ED a decade plus ago in our Communications business.
David Mark Togut - Evercore Group LLC
Understood. Thank you very much.
Operator
Your next question is from Chris Donat with Sandler O`Neill.
Christopher Roy Donat - Sandler O'Neill & Partners LP
Good morning, everyone.
Richard J. Daly - Broadridge Financial Solutions, Inc.
Hi, Chris.

Christopher Roy Donat - Sandler O'Neill & Partners LP
Jim, wanted to ask one question on the GTO business, because it looks like your pre-tax margins of 22.9% for the quarter are the best in several years. And then when I look at your full year guidance, it's actually down a few percentage points from where we were in the quarter. Was there anything either sort of one-time on the positive side on the revenue for the December quarter? Or was there anything on the expense side going forward that you're expecting that's the mismatch there? I'm just wondering why margins might not be sustainable.
James M. Young - Broadridge Financial Solutions, Inc.
Sure. Thanks, Chris. First off, as you noted, GTO is performing really well. In our outlook, we increased the revenue outlook to 6% to 9% revenue growth, 4% to 6%. And as you've pointed out, we increased the margin from about 18.5% to 19.5%, and as you said 19.5% below the second quarter number. Really, Chris, overall really positive.
So you have two factors that are showing up in Q2. One are we had a healthy trade quarter, 11% equity volume, as we've explained before that comes in at very high margin, so that's always a margin booster in the quarter it happens. We're not forecasting that type of outperformance to hold for the full year. And then the recurring part on the positive side that we talked about is we've made a number of efficiency initiatives, some of them which we took the charges for last year in our results and we're now seeing the benefit. That will stay with us. That's going to be in terms of where you are maybe less visible, but the more visible one in the quarter is certainly the equity trades.
Christopher Roy Donat - Sandler O'Neill & Partners LP
Okay. And then I don't know if you can give us an update, but I'll ask. Anything with the Scottrade conversion? And I'm just wondering if there's anything you’ve got, because I think they, as part of their agreement to be acquired by TD Ameritrade, have to complete their conversion to Broadridge by March 1. Is there any special revenues that might be recognized with that or is that – anyway, if you can comment on Scottrade and anything that might be unusual around the conversion there?
Richard J. Daly - Broadridge Financial Solutions, Inc.
So, Chris, this is Rich. As far as the relationship with Scottrade, let me first talk about it on a macro basis. We have a strong relationship with Scottrade, TD Ameritrade and TD overall going right through – I have a relationship with the CEO of TD overall and an exceptionally high regard for the management of all three organizations. So it's always positive when you have open communications.
The timing of this transaction to close is probably the second half of the calendar year, generally round numbers there. And one of the things is we're doing meaningful business with all three firms today even before they were committed, Scottrade as an independent company to come onto our platform. So we will in every situation, and particularly in this situation, remain committed to their success and the success of the transaction as it goes forward.
Now, it's a pretty complicated relationship, okay, which because of the, I'll call it, the quality of management on both sides, and I like to believe because of a high level of respect between the managements on both sides, there will be lots of dialogues about how to best make this a success for them, and we're going to be as flexible as we need to be to enable it to be successful. So that's a long answer to say, there's a lot of moving parts here right now, and although we have some idea of what their preferred direction is, until it's final we don't know. And even if it was final, okay, we're not going to be at liberty to disclose their strategy as we go forward. I expect Broadridge to continue to be a meaningful part of the new TD Ameritrade combined with Scottrade going forward, when it closes as well as TD Bank.

James M. Young - Broadridge Financial Solutions, Inc.
And Chris, just sort of on the financials, as we talked about last time, if the processing business that we won from Scottrade wants to materialize, long-term we say that's about a $0.03 impact on a run rate basis for the year. We had assumed very modest contributions from that business, and we have no assumptions at this time about any one-time fees associated with protective provisions in the contract.
Richard J. Daly - Broadridge Financial Solutions, Inc.
Right. Well, of course there's always termination fees, because of the investments we made, et cetera. But I'd always prefer to get recurring revenue versus a termination fee.
Operator
Your next question is from Todd Cohen with Barclays.
Darrin Peller - Barclays Capital, Inc.
Hey, guys. It's actually Darrin Peller on. Thanks for taking the question. Let me just start off, A, if you don't mind just giving us some more color on what you think the implications or potential opportunities could be around some of the regulatory/administrative changes going on, whether it's on the DOL being held up, or potentially Dodd-Frank being changed, repealed, whatever, I mean I think for your business in particular, there could be some pretty material implications. Can you give us some color on your thoughts, Rich?
Richard J. Daly - Broadridge Financial Solutions, Inc.
Sure. Let me start with DOL. What I would like is DOL to get decided, because I really do believe that, in particularly financial consultants are concerned about putting invested into new assets, until they understand the full implications of that. We don't have the ability other than with conversations with clients to tie that to some of the slowdown in mutual fund interim growth. All right. So we're not relying on that as being the driver. However, that is one piece that consistently comes up in conversations, including the dinner I had last night. All right. So making a decision on that to me – and making a decision on anything candidly, and knowing what the decision is, is always the most important thing.
When you talk about Dodd-Frank, the way it works with our client on our value proposition, so the pieces that Dodd-Frank are going to be in or the pieces that Dodd-Frank that are anticipated to be in, people on our platform has the benefit of us doing the heavy lifting, okay. People not on our platform had to go through the pain of doing the heavy lifting themselves. So it gave them more reason to want to be on our platform.
Darrin, in the case of Barclays, it's a very good example, where with all the complications to business that wasn’t a complication Barclays needed to deal with, given their relationship with Broadridge. So I don't see a lot of change coming to us, as it relates to Dodd-Frank in terms of anything other than if it increases the ability for people to have more capital and then more trading activity, I can't see how that could ever be viewed as a negative, all right. So we're not planning on that at this point in time.
And when it comes to regulatory changes, I think it was even in today's Journal, I think talked about any changes that Dodd-Frank are likely to be met – aka, rolling it back, are likely to be met with litigation, et cetera. So we run the business based on the facts of here and now. More importantly to us, whether it be the transactions you heard about what we do with that large Tier 1 global bank who is now doing equities and fixed income with us at an extraordinarily deep level, all right, whether it be as you look at what we're doing with tax to make, … by the way, if the tax code gets simpler, okay, and there really are less pages in the tax code, it'll be the first time the tax code ever got simpler and there were less pages. And even that will still complicate what's going on for our broker-dealer client, at least to implement it and to make sense of it. So the things that we're doing around tax reporting, the things that we're doing around equity trade processing, the things that we're looking to do to take cost out, whether it be in the processing side of the world or the communications side of the world, is where Broadridge's future lies.
The thing that – the reason I talk about confidence and the reason I talk about it being a solid quarter is, as an independent company, we continue to make progress, to make what we do more efficient and make the delta between somebody doing it in-house versus relying on us a wider gap for them to justify doing it in-house across everything Broadridge does. So it's not so much regulatory change as it is technology-driven activities that will continue to enable Broadridge to grow.
Darrin Peller - Barclays Capital, Inc.
All right. Thanks. And just one quick follow-up on the ICS side. I mean I think you may have said it before, but the position growth rate in the quarter again was – if you can just give me that data point again and where you expect that to be trending? I know it's tough to know what the market will do. Go ahead.
James M. Young - Broadridge Financial Solutions, Inc.
Yes. Interim positions, Darrin, at 1%. And right now as best we can tell, we're holding our outlook for 1% for the year until we learn more. And on the equity proxy side, our growth was 4%, and as we said, that would be consistent with our expectations for the full year.
Darrin Peller - Barclays Capital, Inc.
Okay. So then just keeping that in the back of our mind, I mean the growth drivers of ICS continue to be the new business you're bringing on, the data analytics opportunities we've talked about in the past, obviously, putting aside the NACC business?
Richard J. Daly - Broadridge Financial Solutions, Inc.
That's correct. All right. And again, driving more efficient communications, driving more activity across whether it be corporate issuers, mutual funds, the broker dealer pieces that are out there.
Operator
Your next question is from Patrick O'Shaughnessy with Raymond James.
Patrick J. O'Shaughnessy - Raymond James & Associates, Inc.
So first question is on your GTO segment. Where do you think those segment margins can go to over time? So, obviously, we know your full year guidance, but they keep kind of climbing 100 basis points or so year-after-year. Do you think the endpoint margins can kind of be in the mid-20%s? Or what are your long-term expectations or aspirations for that segment?
James M. Young - Broadridge Financial Solutions, Inc.
Patrick, good morning. This is Jim. Obviously, the business that has natural scale in it, and as we continue with the sales momentum, we do see the opportunity for margins to continue to climb. As we said overall for Broadridge, we think the opportunity is about 50 basis points per year of margin expansion on a average basis. I think GTO resembles that, although we're obviously outpacing that at the moment. So beyond sort of thinking about a 50 basis point margin expansion per year, no other real long-term guidance other than as we continue adding the types of deals that Rich mentioned earlier, which typically have contribution margins in the 40% and up range, we should continue to drive margins there.
Patrick J. O'Shaughnessy - Raymond James & Associates, Inc.
Got it. And then my follow-up, on the ICS side in your other ICS revenue line, I know it's kind of a collection of smaller businesses mostly that you've acquired recently, growth has decelerated a little bit the last few quarters. I think it's been 4% year-over-year the last couple of quarters. Can you talk about some of the components within that and what your outlook is for that revenue line in particular?

James M. Young - Broadridge Financial Solutions, Inc.
Yeah. Patrick, as you said – this is Jim – that is a relatively small item growing on a pace of like $67 million or something like that. So, we do have expectations that that grows higher, closer to double-digit growth. But you can see some ups and downs in given quarters. So for instance, we'll have some of these newer businesses that you can actually have a professional services component as it's on-boarding new business. And if we miss that by a couple million dollars or something like that, across a series of the advisor or data analytics businesses, that can cause a blip in that growth rate. We'd still project that segment, that area to have growth – organic growth greater than the overall Broadridge growth. I also think what's noteworthy, I look more to the forward indicators on that one, or when I look at the sales on a record quarter, data analytics or this other ICS that you pointed out, Patrick, is disproportionately contributes to that sales number north of 25% of those sales. So again, the indicators are very strong in the near term. There can always be a blip or two in the short-term.
Patrick J. O'Shaughnessy - Raymond James & Associates, Inc.
Great. That's very helpful. Thank you.
Operator
Your next question is from Shane Svenpladsen with Avondale Partners.
Shane Trow Svenpladsen - Avondale Partners LLC
Acknowledging that we're still relatively early, could you provide an update on the development of the Inveshare assets and the timeline for completing that platform?
Richard J. Daly - Broadridge Financial Solutions, Inc.
Sure. Our position in proxy is unique. So let me take a step back on blockchain. The challenge for blockchain – the opportunity for blockchain is great. There's going to be lots of things that in some of the activities they're talking about, the people are going to be concerned about data security and things of that nature. But there's no question that the technology could enable far more efficiency than the current technologies being used today.
The challenge is you would need everybody onto the same platform to use it. What's unique about proxy is in essence through Broadridge, the vast majority of people are already on the same platform. So we could enable, for example, an issuer who wanted to participate in blockchain and have instant updates to their voting results right up until the time they close the polls, okay, and the ability for people to change balances and whatnot, if shares were moved, et cetera, to be the full benefits of blockchain.
So we think we're in a unique position to rollout a blockchain application at the level of proxy, because we're in essence putting everybody on the same platform. Our technology group is now working with the Inveshare technology all right, and with that we believe we have a timeline to be in a position to have a blockchain capability over the next couple of years, all right. And we'll be making announcements as it relates to blockchain, whether it be proxy on a global basis or proxy on a domestic basis periodically over the next, call it, two years.
Shane Trow Svenpladsen - Avondale Partners LLC
Appreciate it. I'll get back in the queue.
Operator
At this time, there are no questions. Mr. Thibault, do you have any closing remarks?

W. Edings Thibault - Broadridge Financial Solutions, Inc.
Well, thank you everyone for joining us on our call this morning. For those of us who want to attend lunch, please reach out to me, Edings Thibault and to others. Thank you for your interest in Broadridge and we look forward to keeping you updated.
Operator
This concludes today's conference. You may now disconnect.